                                                                   EXHIBIT 99.3

FOR IMMEDIATE RELEASE
---------------------

MARCH 22, 2001
CONTACT: NORMAN L. LOWERY
TELEPHONE: 812-238-6000

FIRST FINANCIAL CORPORATION ANNOUNCES ACQUISITION OF FORREST SHERER, INC.

(Terre Haute, Indiana) First Financial Corporation, the holding company for Terre Haute First National Bank, and Forrest Sherer, Inc., a Terre Haute-based insurance agency, have signed a definitive agreement providing for First Financial to acquire Forrest Sherer as a wholly-owned subsidiary. The purchase price will be paid in cash and shares of First Financial. Consummation of the transaction is scheduled for April and is contingent upon approval of the shareholders of Forrest Sherer.

According to First Financial's president and chief executive officer Donald Smith, in purchasing Forrest Sherer, First Financial is taking advantage of the Gramm-Leach-Bliley Act, a 1999 law that broadens the powers of certain bank holding companies to include sales of general lines of insurance. Smith said, "We have known and respected the principals of Forrest Sherer for many years. This transaction gives us the opportunity to offer our customers the best of both our product lines: a full-line of insurance products issued by excellent insurance companies and our traditional bank products. We look forward to working with the fine individuals at Forrest Sherer to accomplish our objectives."

John Dinkel, president of Forrest Sherer, said: "The opportunity to be a part of First Financial Corporation as its Insurance Division and the ability to take advantage of our synergies is very exciting. We, too, look forward to building on Forrest Sherer's long history of strength and stability to benefit our customers, our employees and the communities we serve."

First Financial is a financial holding company with nine bank subsidiaries located in west-central Indiana and east-central Illinois, as well as a reinsurance subsidiary. At December 31, 2000, it had assets of $2.043 billion, deposits of $1.323 billion and capital of $191 million.

First Financial shares are traded on the NASDAQ National Market System under the symbol, "THFF" and most recently traded at $32.25.



                                       29